Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 9, 2012 relating to the consolidated financial statements and financial statement schedule of Arabian American Development Company and our report dated March 9, 2012 relating to the effectiveness of internal control over financial reporting of Arabian American Development Company, both reports appearing in and incorporating by reference from  the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BKM Sowan Horan, LLP
Addison, Texas
August 15, 2012